Exhibit 10.1

TRANSITION AND RETIREMENT AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Transition and Retirement Agreement and General Release of All Claims (the “Agreement”) is entered into as of December 31, 2012 by and between Global Cash Access, Inc., a Delaware corporation (the “Company”) and a wholly owned subsidiary of Global Cash Access Holdings, Inc., a Delaware corporation (“Holdings”), and Scott Betts (“Executive”) and shall be effective as of the Effective Date (as such term is defined in Section 6.2 below).

RECITALS

A.                                    Executive is currently employed by Company pursuant to an Employment agreement, dated October 31, 2007, as amended by Amendment No. 1 to Employment Agreement, dated August 11, 2008, Amendment No. 2 to Employment Agreement with Scott Betts, dated April 24, 2009 and effective as of March 1, 2009, and Amendment No. 3 to Employment Agreement with Scott Betts, dated March 26, 2010 and effective as of March 1, 2009 (as so amended, collectively, the “Employment Agreement”).  Executive is also currently a member of the Board of Directors of the Company.

B.                                    Executive wishes to voluntarily transition his role from President and Chief Executive Officer to a strategic advisory position, effective December 31, 2012 (the “Transition Date”) and thereafter wishes to voluntarily resign his employment with Company in order to retire, effective March 31, 2013 (the “Retirement Date”).

C.                                    During the period between the Transition Date and the Retirement Date and continuing following the Retirement Date, Executive shall continue to serve on the Board of Directors.

D.                                    The Company agrees with the foregoing and wishes to recognize Executive’s outstanding contributions to the Company during his service as President and Chief Executive Officer and to provide for an amicable and efficient transition of duties.

E.                                    The parties desire to settle all claims and issues that have, or could have been raised, in relation to Executive’s employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Executive and Company to date, including, but not limited to, Executive’s employment with Company or the termination of that employment, on the terms set forth below.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.                                      Duties and Continuing Obligations.

1.1                               Executive agrees that from the date hereof and through the Transition Date, he will continue to report to the Company for the purpose of transitioning his duties and responsibilities as President and Chief Executive Officer.  Following the Transition Date and until the Retirement Date, Executive shall be assigned to work on strategic planning projects, at the direction of, and to the reasonable satisfaction of, the newly appointed Chief Executive Officer of the Company. Executive agrees to cooperate fully in the transition of his duties and to act diligently and in good faith in performing all job duties as may be requested by the Chief Executive Officer.  Until the Retirement Date, Executive agrees to continue to comply with the terms of the Employment Agreement.  Executive hereby consents to the matters described in this Section 1.1.

1.2                               Following the Retirement Date, Executive agrees to comply with his continuing obligations regarding proprietary rights and confidentiality set forth in the surviving provisions of the Employee Proprietary Information and Inventions Agreement previously signed by Executive, and further agrees to comply with the surviving provisions of the Employment Agreement, including, but not limited to, Sections 5 (Termination Obligations), 6 (Restrictions of Competition after Termination), 7 (Restrictions on Solicitation after Termination) and 8 (Arbitration).

2.                                      Continuing Service on the Company’s Board of Directors.  The Company and Executive agree that, during the period between the date hereof and the Retirement Date and continuing following the Retirement Date, Executive shall continue to serve on the Board of Directors of Company and Holdings.  In this regard, and conditioned on Executive’s continued employment through the Retirement Date:

2.1                               On or prior to March 31, 2013, the Board of Directors, or the Nominating and Corporate Governance Committee thereof, will take all necessary action so that, immediately upon the effectiveness of Executive’s retirement on the Retirement Date, Executive shall re-appointed to the Board of Directors as a “Class 1 Director” (filling the vacancy created by the termination of Executive’s employment), to serve a term extending until Holdings’  2015 annual meeting of stockholders and until a qualified successor is elected or until Executive’s earlier resignation or removal.  For purposes of the Plan (as defined below), Executive’s retirement and subsequent re-appointment to the Board of Directors shall not be deemed to terminate Executive’s Continuous Service to the Company (as such term is defined in the Plan).

2.2                               As a non-employee director of Holdings, Executive shall be entitled to receive the annual fee payable to all non-employee directors (currently $40,000 per year), pro-rated for 2013, with such fee to be payable on the terms and at the times consistent with the Company’s practices with respect to the compensation of non-employee directors.  In addition, Executive shall be eligible to receive annual grants of options to purchase shares of common stock or awards of restricted shares of common stock of Holdings (“Common Stock”) under the Company’s 2005 Stock Incentive Plan (the “Plan”), on the same basis and terms and at such times as such grants are made to other non-employee directors generally; provided, that Executive shall not be eligible to receive and shall not receive, and hereby waives any right to receive, the initial grant of options customarily made to a non-employee director upon his or her initial appointment to the Board of Directors of Holdings.

2.3                               During his term on the Board of Directors and following his re-appointment thereto in accordance with Section 2.1 above, Executive shall, in a manner consistent with applicable legal and corporate governance standards: (a) regularly attend Board of Directors meetings, and (b)  to the extent requested by and in coordination with the Company’s Chief Executive Officer and consistent with the role of a non-employee director:  (i) provide support with customer and industry relations; (ii) provide assistance and guidance on Company strategy; (iii) support strategic employee recruiting and retention; (iv) provide support on investor relations; and/or (v) recommend Board candidates to the Nominating and Corporate Governance Committee of the Board for its evaluation.

3.                                      Other Compensation.  In exchange for the promises set forth herein, including Executive’s continued employment with the Company through the Retirement Date and the duties performed by Executive as described in Section 1 above, the Company agrees to provide Executive with the following payments and benefits to which Executive is not otherwise entitled.  Executive acknowledges and agrees that the compensation and other matters provided herein are adequate legal consideration for the promises and representations made by Executive in this Agreement.

3.1                               The Board of Directors of Holdings, or the Compensation Committee thereof, shall take all action required to be taken under the Plan, and any related document effecting a grant of options to purchase Common Stock to Executive (a “Grant Notice”), to (a) cause any outstanding options that are held by Executive and that are not vested as of December 31, 2012 to become fully vested as of December 31, 2012, and (b) to extend the period during which Executive may exercise any outstanding options held by Executive to the “Expiration Date” as set forth in the applicable Grant Notice.  All other aspects of Executive’s options shall be governed by the Plan.  Executive understands and agrees that, as set forth in Plan, any award of stock options designated as an Incentive Stock Option (as defined in the Plan), to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of Executive’s Continuous Service (as defined in the Plan) shall convert automatically to a Non-Qualified Stock Option (as defined in the Plan) and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified herein.

3.2                               The Company shall pay to Executive a cash bonus for the year ended December 31, 2012 pursuant to Section 2.2 of the Employment Agreement at a rate of 150% of the target bonus percentage set forth therein.

3.3                               After March 31, 2013, and on or before April 15, 2013, subject to (i) the Board’s determination in its reasonable discretion that Executive has satisfied his duties set forth under Section 1.1 above, and (ii) Executive’s execution of the Amendment (as described in Section 4 below):

(a)                                 The Company shall pay to Executive a lump-sum bonus (the “Transition Bonus”) of $40,504.95, less standard deductions and withholding; and

(b)                                 The Board of Directors, or the Compensation Committee thereof, shall take all action required to be taken under the Plan to grant to Executive the annual grant of options to purchase Common Stock granted to all non-employee directors for 2013, in such number and on such terms as such 2013 grant was made to other non-employee directors of the Company (which grant to the other non-employee directors is anticipated to be made in February 2013) and otherwise in accordance with the Plan.

4.                                      Re-Affirmation.  Executive understands that this Agreement is intended to be entered immediately (subject to the twenty-one (21) day consideration period and seven (7) day revocation period described in Section 6 below), and that the amendment attached hereto as Exhibit A (the “Amendment”) is intended to be entered on or after the Retirement Date.  Executive agrees to execute the attached Amendment to this Agreement on or after the Retirement Date in order to extend and reaffirm the promises and covenants made by him in this Agreement, including but not limited to the general release of all claims.  If Executive fails to execute the Amendment to this Agreement on or within five (5) business days after the Retirement Date, or effectively revokes the acceptance of the Amendment, the Company shall not be obligated to effect the matters described in Section 3.2 above.

5.                                      General Release.

5.1                               Executive unconditionally, irrevocably and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, as well as the employees, officers, directors, agents, successors and assigns of the Company and its affiliated entities (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with Company, the cessation of Executive’s employment, the decision to retire and Executive’s retirement from the Company, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with the Company.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under local, state or federal law, including, but not limited to, alleged violations of the Nevada Revised Statutes, Chapter 608, Compensation, Wages and Hours, Chapter 613, Employment Practices and all other Nevada laws concerning labor and employment, the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, and the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses.  Executive expressly waives Executive’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Executive or on Executive’s behalf, related in any way to the matters released herein.

5.2                               The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Executive’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, claims for workers’ compensation benefits or unemployment insurance benefits, as applicable, and any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement.  In addition, this general release shall not apply to any right to indemnification, advancement of expenses, limitation of liability or exculpation of liability to the extent provided under or arising from the certificate of incorporation, as amended, or bylaws, as amended, of the Company or under any insurance policy maintained by the Company benefiting Executive with respect to his service as an officer, employee, or director of the Company.

5.3                               Executive acknowledges that Executive may discover facts or law different from, or in addition to, the facts or law that Executive knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

5.4                               Executive declares and represents that Executive intends this Agreement to be complete and not subject to any claim of mistake, that the release herein expresses a full and complete release and Executive intends the release herein to be final and complete.  Executive executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

5.5                               Executive represents that, as of the date of this Agreement, Executive has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court or with any governmental agency regarding the matters released in this Agreement.

6.                                      Older Workers’ Benefit Protection Act.  This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f).  Executive is advised to consult with an attorney before executing this Agreement.

6.1                               Executive acknowledges and agrees that (a) Executive has read and understands the terms of this Agreement; (b) Executive has been advised in writing to consult with an attorney before executing this Agreement; (c) Executive has obtained and considered such legal counsel as Executive deems necessary; (d) Executive has been given twenty-one (21) days to consider whether or not to enter into this Agreement (although Executive may elect not to use the full twenty-one (21) day period at Executive’s option); and (e) by signing this Agreement, Executive acknowledges that Executive does so freely, knowingly, and voluntarily.

6.2                               This Agreement shall not become effective or enforceable until the eighth (8th) day after Executive signs this Agreement.  In other words, Executive may revoke Executive’s acceptance of this Agreement within seven (7) days after the date Executive signs it.  Executive’s revocation must be in writing and received by David Johnson, Executive Vice President and General Counsel on the seventh day in order to be effective.  If Executive does not revoke acceptance within the seven (7) day period, Executive’s acceptance of this Agreement shall become binding and enforceable on the eighth (8th) day (“Effective Date”).

6.3                               This Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.  In addition, this Agreement does not prohibit Executive from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

7.                                      No Admission.  By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct.  The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

8.                                      Severability.  In the event any provision of this Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

9.                                      Full Defense.  This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive in breach hereof.

10.                               Applicable Law.  The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Nevada.

11.                               Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together shall constitute one and the same instrument.  Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or e-mail in PDF format will have the same effect as physical delivery of the document bearing the original signature..

12.                               Entire Agreement; Modification.  Subject to the continued effectiveness of the Employment Agreement through the Retirement Date, this Agreement, including the surviving provisions of the Employment Agreement and the Employee Proprietary Information and Inventions Agreement previously signed by Executive, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter.  This Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EXECUTIVE

Dated: January 17, 2013	/s/ Scott Betts
Scott Betts

GLOBAL CASH ACCESS, INC.

Dated: January 18, 2013	By:	/s/ E. Miles Kilburn

Ttitle: Chairman

Exhibit A

AMENDMENT TO TRANSITION AND RETIREMENT AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

This Amendment to the Transition and Retirement Agreement and General Release of All Claims (the “Amendment”) is made by and between Global Cash Access , Inc. (the “Company”) and Scott Betts (“Executive”), and amends the Transition and Retirement Agreement and General Release of All Claims between those same parties (the “Agreement”) by extending the promises and agreements of each and every paragraph and subparagraph of that Agreement (except those portions of paragraph 6 and its subparts which specifically refer to the acknowledgements, consideration and revocation periods, effective date and preserved rights of Executive relating to the Agreement), through the last day of Executive’s employment, March 31, 2013 (the “Retirement Date”).

1.              Older Workers’ Benefit Protection Act.  This Amendment is intended to satisfy the Older Workers’ Benefit Protection Act, 29 U.S.C. Section 626(f).  Executive is advised to consult with an attorney before executing this Amendment.

a.                                      Acknowledgment/Time to Consider.  Executive acknowledges and agrees that (a) he has read and understands the terms of this Amendment; (b) he has been advised to consult with an attorney; (c) he has obtained and considered such legal counsel as he deems necessary; (d) he has been given twenty-one (21) days prior to the Retirement Date to consider whether or not to sign this Amendment; (e) this Amendment is to be signed on or within five (5) business days after the Retirement Date and (f) by signing this Amendment, Executive acknowledges that he does so freely, knowingly, and voluntarily.

b.                                      Revocation/Effective Date.  This Amendment shall not become effective or enforceable until the eighth day after Executive signs this Amendment (and such signing shall not occur prior to the Retirement Date).  In other words, Executive must sign this Amendment on or within five (5) business days after the Retirement Date, and he then has the option to revoke his acceptance of this Amendment within seven (7) days after he signs it.  Executive’s revocation must be in writing and received by David Johnson, Executive Vice President and General Counsel, on or before the seventh day after it is signed to be effective.  If Executive does not revoke his acceptance on or before that date, his acceptance of this Amendment shall become binding and enforceable on the eighth (8th) day (the “Effective Date of the Amendment”) and the remainder of the Transition Bonus and other compensation described in paragraph 3 and subparts of the Agreement to which this agreement is an Amendment shall then become due and payable.

c.                                       Preserved Rights of Executive.  This Amendment does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after the execution of this Amendment.  In addition, this Amendment does not prohibit Executive from challenging the validity of waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

d.                                      Counterparts.  This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together shall constitute one and the same instrument.  Delivery of a copy of this Amendment bearing an original signature by facsimile transmission or e-mail in PDF format will have the same effect as physical delivery of the document bearing the original signature.

THE PARTIES TO THIS AMENDMENT HAVE READ THE FOREGOING AMENDMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE FREELY AND VOLUNTARILY EXECUTED THIS AMENDMENT ON THE DATES SHOWN BELOW.

EXECUTIVE

Dated:	By:
Scott Betts

GLOBAL CASH ACCESS, INC.

Dated:	By:
Name:
Title: